Exhibit 4.2

             THIS CONSULTING AGREEMENT (THIS "AGREEMENT") IS BETWEEN MARKET MANAGEMENT INTERNATIONAL (A MOLDOVAN COMPANY)AND SERGUEI MELNIK OR ASSIGNS (THE" CONSULTANT") AND TREZAC INTERNATIONAL CORPORATION (THE "COMPANY"). EACH OF THE CONSULTANT AND THE COMPANY ARE ALSO REFERRED TO IN THIS AGREEMENT AS THE "PARTIES."

       WHEREAS, the Consultant is a business Consultant with financial and business contacts globally ; and

       WHEREAS, the Company desires to utilize the services of the Consultant to promote and develop markets for the Company's Products and Services ("Products and Services").

       NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement. the Parties hereby agrees as follows:

       1. Scope of Services. The Company hereby retains the Consultant to promote and develop a market for the Company's Products and Services. The Consultant agrees to use his best efforts during the term of this Agreement to market and promote the Products and Services. Specifically, Consultant shall use his best efforts to (i) introduce the Company to new and potential customers and networks (ii) promote the sales of the Company's Products and Services, and (iii) introduce the Company to potential distributors of the Company's Products and Services. Consultant represents and warrants to the Company that he is experienced in providing the types of services set forth in this Section 1.

       2. Term. This Agreement shall become effective as of the data set forth on the signature page of this Agreement, and shall continue for a period of approximately three months, initiating on or around January 22nd 2003 and ending upon the May 31st, 2003, unless renewed by the Board of Directors. (this "Term").

Notwithstanding the foregoing, the Company or the Consultant shall be entitled to terminate this Agreement for "cause" upon 30 days' written notice, which written notice shall be effective upon mailing by first class mail accompanied by facsimile transmission to the Consultant at the address and telephone number last provided by the Consultant of the Company. "Cause" shall be determined solely as the violation of any rule or regulation of any regulatory agency, and other neglect, act or omission detrimental to the conduct of Company or the Consultant's business, material breech of this Agreement or any unauthorized disclosure of any of the secrets or confidential information of Company, and dishonesty related to independent contractor status.

       3. Compensation; Grant of Stock. In consideration for the services to be provided by the Consultant to the Company under the terms of this Agreement, the Company agrees to grant to the Consultant upon the execution of this Agreement

Upon definitive agreement of the acquisition of Millagro SRL, MMI (Moldova) will receive from the Company 1,540,244, and Serguei Melnik will receive 1,500,000 shares common stock restricted under rule 144. The Consultant agrees to file 13D accordingly.


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       4.    Confidentiality.  The Consultant covenants that all information concerning the Company, including proprietary information, which it obtains as a result of service rendered pursuant to this Agreement shall keep confidential and shall not be used by the Consultant except for the direct benefit of the Company nor shall the confidential information be disclosed by the Consultant to any third party without the prior written approval of the Company, provided, however, that the Consultant shall not be obligated to treat as confidential, or return to the Company copies of any confidential information that (i) was publicly known at the time of disclosure to Consultant, (ii) becomes publicly known or available thereafter other than by any names in violation of this Agreement or any other duty owed to the Company by the Consultant, or (iii) is lawfully disclosed to the Consultant by a third party.

       5. Independent Contractor. The Consultant and the Company hereby acknowledge that the Consultant is an independent contractor. The Consultant agrees not to hold himself out as, nor shall he take any action from which others might reasonably infer that the Consultant is a partner or agent, of, or a joint venturer with the Company. In addition, the Consultant shall take no action, which, to the knowledge of the Consultant, binds, or purpose to bind, the Company to any contract of agreement.

       6.    Miscellaneous.

             (a) Entire Agreement. This Agreement contains the entire agreement between the Parties, and may not be waived, amended, modified or supplemented except by agreement in writing signed by the Party against whom enforcement of any waiver amendment, modification or supplement is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

       (b)   Governing Law.      This Agreement shall be construed under the
internal laws of the State of Texas, and the Parties agree that the exclusive jurisdiction for any litigation or arbitration arising from this Agreement shall be in Texas.

       (c) Successors and Assigns. This Agreement shall be binding upon the Parties, their successors and assigns, provided, however, that the Consultant shall not permit any person any other person or entity to assume these obligations hereunder without the prior written approval of the Company which approval shall not be unreasonable withheld and written notice of the Company's position shall be given within ten (10) days after approval has been requested.

       (d) Indemnification. The Company shall indemnify the Consultant for all losses or damages sustained (including reasonable attorney fees and disbursements) as incurred by the Consultant arising from the Consultant performing services under this Agreement.

       (e)   Counterparts.   This Agreement may be executed in two or more
counterparts, each of which shall be deemed an original, but which when taken together shall constitute one agreement.



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       (f)   Severability.   If one or more provisions of this Agreement are
held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were excluded and shall be enforceable in accordance with its terms.

       (g)   Consultant's Representations and Warranties:

             (A) The Consultant shall not promote nor maintain a market for the Company's securities to the general public or in connection with, or related to capital raising transactions, and no part of the compensation paid by the Company hereunder shall in connection with such activities.

             (B) Any compensation received by the Consultant pursuant to this Agreement, will not be used in connection with the distribution of the Company's securities to the general public and the Consultant will not act as a conduit for the distribution of the Company's securities.

             (C) Consultant is a natural person who has contracted in this Agreement direct with the Company.

             (D) Consultant shall not render any services in connection with any potential restructuring of the capital of the Company.

             (E) Consultant will not sell nor resell nor remit any proceeds from the sale of
                    Shares obtained as compensation herein, back to the Company or apply the proceeds to debts of the Company.


IN WITNESS WHEREOF, the Parties hereto have executed or caused this Agreement to be executed as of the date set forth below.


CONSULTANT:_____________
IURIY TURCAN
MARKET MANAGEMENT INTERNATIONAL (MOLDOVA)


                                              COMPANY:

                                              TREZAC INTERNATIONAL CORP

                                              By: /s/ Paul Taylor
                                                   ---------------------
                                                  Paul Taylor
                                                  President/CEO/Officer


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